Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise West Coast Opportunistic REIT, LLC of our report dated April 15, 2019, relating to the financial statements of Fundrise West Coast Opportunistic REIT, LLC as of December 31, 2018 and 2017, and for the years then ended.

/s/ RSM US LLP

McLean, Virginia

April 15, 2019